                                                                    EXHIBIT 4.53







                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             OSI INTERNATIONAL, INC.


                            OUTBACK STEAKHOUSE, INC.


                          CONNERTY INTERNATIONAL, INC.

                                       AND

                THE SHAREHOLDERS OF CONNERTY INTERNATIONAL, INC.


                               DATED MAY 16, 2002

                            ASSET PURCHASE AGREEMENT


TABLE OF CONTENTS

1.    PURCHASE OF THE PARTNERSHIP INTEREST ..................................  1
      1.1      Purchase and Sale ............................................  1
      1.2      Purchase Price ...............................................  1
      1.3      Closing ......................................................  2
      1.4      Further Assurances ...........................................  2
      1.5      Certificates .................................................  2
      1.6      Closing of Transfer Books ....................................  2
      1.7      Effective Date ...............................................  2

2.    LIABILITIES OF SELLER AND PARTNERSHIP..................................  2
      2.1      Liabilities Defined...........................................  2
      2.2      No Liabilities of Seller Assumed..............................  2
      2.3      Liabilities of Partnership....................................  2
      2.4      Hold-Back.....................................................  3
      2.5      Dissolution of Seller.........................................  3

3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS..........  3
      3.1      General.......................................................  3
      3.2      Capitalization of Seller......................................  3
      3.3      Authority.....................................................  4
      3.4      No Violation..................................................  4
      3.5      Absence of Liabilities........................................  4
      3.6      Ownership of Partnership Interest.............................  5
      3.7      Partnership Subsidiaries......................................  5
      3.8      Financial Statements..........................................  5
      3.9      Tax Liabilities...............................................  5
      3.10     Absence of Undisclosed Liabilities............................  6
      3.11     No Litigation.................................................  6
      3.12     Compliance With Laws and Orders...............................  6
      3.13     Employee Benefit Plans........................................  7
      3.14     Absence of Certain Changes....................................  7
      3.15     No Brokers or Finders.........................................  8
      3.16     Disclosure....................................................  8
      3.17     Contracts.....................................................  8
      3.18     Necessary Approvals and Consents..............................  8
      3.19     Compliance with Laws..........................................  9

4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.....................  9
      4.1    Authority and Validity..........................................  9
      4.2    Binding Effect .................................................  9
      4.3    Ownership.......................................................  9
      4.4    Voting..........................................................  9
      4.5    Compliance with Other Instruments...............................  9
      4.6    Securities Law Compliance.......................................  9
      4.7    Payment of Liabilities..........................................  11

                                       I
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
5.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER............................................................11
      5.1   Corporate...............................................................................................11
      5.2   Authority...............................................................................................11
      5.3   No Brokers or Finders...................................................................................11
      5.4   Disclosure..............................................................................................11
      5.5   Other Action............................................................................................12

6.    REPRESENTATIONS AND WARRANTIES OF OSI AND BUYER...............................................................12
      6.1   Organization and Good Standing..........................................................................12
      6.2   Foreign Qualification...................................................................................12
      6.3   Power and Authority.....................................................................................12
      6.4   Authority and Validity..................................................................................12
      6.5   Binding Effect..........................................................................................12
      6.6   Compliance with Other Instruments.......................................................................12
      6.7   Capitalization of OSI...................................................................................13
      6.8   SEC Reports.............................................................................................13
      6.9   Absence of Certain Changes or Events....................................................................13

7.    COVENANTS OF SHAREHOLDERS.....................................................................................13
      7.1   Noncompetition..........................................................................................13
      7.2   Confidentiality.........................................................................................14
      7.3   Non-Solicitation........................................................................................14
      7.4   Reasonableness of Restrictions; Reformation; Enforcement................................................14
      7.5   Specific Performance....................................................................................14

8.    FURTHER COVENANTS OF SHAREHOLDERS.............................................................................15
      8.1   Access to Information and Records.......................................................................15
      8.2   Conduct of Business Pending the Closing.................................................................15
      8.3   Consents................................................................................................16
      8.4   Other Action............................................................................................16
      8.5   Disclosure..............................................................................................16

9.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...................................................................16
      9.1   Representations and Warranties True on the
            Closing Date............................................................................................16
      9.2   Compliance With Agreement...............................................................................16
      9.3   Absence of Litigation...................................................................................16
      9.4   Consents and Approvals..................................................................................16
      9.5   Delivery of Closing Documents...........................................................................16

10.   CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDERS' OBLIGATIONS................................................17
      10.1  Representations and Warranties True on the
            Closing Date............................................................................................17
      10.2  Compliance With Agreement...............................................................................17
      10.3  Absence of Litigation...................................................................................17

11.   INDEMNIFICATION...............................................................................................17
      11.1  By the Shareholders ....................................................................................17
      11.2  By Buyer................................................................................................18
      11.3  Indemnification of Third-Party Claims...................................................................18
      11.4  Payment.................................................................................................18


                                       II

      11.5   No Waiver..............................................................................................19
      11.6   Survival of Indemnification............................................................................19

12.   CLOSING.......................................................................................................19
      12.1   Closing Date...........................................................................................19
      12.2   Place of Closing.......................................................................................19
      12.3   Documents to be Delivered by the Seller and Shareholders...............................................19
      12.4   Documents to be Delivered by Buyer and OSI.............................................................19

13.   TERMINATION...................................................................................................20
      13.1   Right of Termination Without Breach....................................................................20
      13.2   Termination for Breach.................................................................................20

14.   MISCELLANEOUS.................................................................................................21
      14.1   Further Assurance......................................................................................21
      14.2   Disclosures and Announcements..........................................................................21
      14.3   Assignment; Parties in Interest........................................................................21
      14.4   Governing Law .........................................................................................21
      14.5   Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial
                                Attorney's Fees.....................................................................21
      14.6   Amendment and Modification.............................................................................21
      14.7   Notice.................................................................................................21
      14.8   Expenses...............................................................................................23
      14.9   Cost of Litigation.....................................................................................23
      14.10  Entire Agreement.......................................................................................23
      14.11  Counterparts...........................................................................................23
      14.12  Headings...............................................................................................23


                                      III

                         ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated this 16th day of May 2002, and entered into by and among OSI INTERNATIONAL, INC., a Florida corporation ("Buyer"), OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), CONNERTY INTERNATIONAL, INC. a Florida corporation ("Seller"), and the shareholders of Seller as indicated on the signature pages hereof and listed on Exhibit A attached hereto and made a part hereof (individually a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

A.       Buyer is a wholly owned subsidiary of OSI.

B.       Outback Steakhouse International, Inc. (a wholly owned subsidiary of
         OSI) and Seller have entered into that certain Agreement of Limited Partnership of Outback Steakhouse International, L.P. dated May 1, 1995 ("Partnership Agreement") pursuant to which Outback Steakhouse International, Inc. and Seller formed Outback Steakhouse International, L.P., a Georgia limited partnership ("Partnership").

C. Outback Steakhouse International, Inc. is the owner of an eighty percent (80%) interest in the Partnership as a limited partner.

D. Seller is the owner of a twenty percent (20%) interest in the Partnership as a general partner ("Partnership Interest").

E. The Partnership Interest represents substantially all of the assets of Seller.

F. The Shareholders own all of the issued and outstanding shares of capital stock of Seller.

G. Pursuant to the provisions hereof, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to the Partnership Interest.

H. The parties intend that the sale of the Partnership Interest shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE OF THE PARTNERSHIP INTEREST

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in SECTION 12.1), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, all of the Partnership Interest, free and clear of any liens, claims, or encumbrances whatsoever ("Purchase").

         1.2.     Purchase Price.

                  1.2(a) Subject to adjustment as provided in SECTION 2.4, the purchase price ("Purchase Price") for the Partnership Interest shall be Two Hundred Twenty Three Thousand Six (223,006) shares of common stock, par value $.01, of OSI ("OSI Common Stock"). The Purchase Price shall be paid as provided in SECTION 2.

                  1.2(b)   If, between the date of this Agreement and the
         Closing Date the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of OSI Common Stock constituting the Purchase Price shall be adjusted to accurately reflect such change.

         1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), shall take place at 10:00 a.m., Tampa time, at the offices of OSI on May 20, 2002, or on such date and at such other time and place as is agreed upon by the parties hereto. The day on which the Closing occurs is herein referred to as the "Closing Date". If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than May 31, 2002, unless further extended by written agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this SECTION 1.3.

         1.4 Further Assurances. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and to vest more fully in Buyer the ownership of and the rights to the Partnership Interest.

         1.5 Certificates. As soon as practicable after the Effective Date, OSI shall deliver to Seller certificates representing the number of shares of OSI Common Stock constituting the Purchase Price as provided in SECTION 1.2 hereof, reduced by the number of Retained Shares as provided in SECTION 2.4 hereof. The OSI Common Stock constituting the Purchase Price shall be deemed issued at the Closing Date.

         1.6 Closing of Transfer Books. Upon execution of this Agreement, the stock transfer books of Seller shall be closed and no transfer of capital stock of Seller shall thereafter be made.

         1.7 Effective Date. The parties agree that the purchase of the Partnership Interest shall be deemed effective as of January 1, 2002 and Buyer shall be allocated all taxable income or loss, and Buyer shall be entitled to all distributions, from the Partnership from and after January 1, 2002.

2.       LIABILITIES OF SELLER AND PARTNERSHIP

         2.1 Liabilities Defined. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

         2.2 No Liabilities of Seller Assumed. Buyer and OSI are not assuming any Liabilities of Seller whatsoever (other than Liabilities of Seller arising solely from Seller's status as general partner of the Partnership) and all such Liabilities shall be and remain the responsibility of Seller.

         2.3 Liabilities of Partnership. Seller has been the only general partner of Partnership. The balance sheet of the Partnership as of December 31, 2001 ("Balance Sheet") is attached hereto as Exhibit B and made a part hereof. Subject to and except as otherwise provided in SECTION 2.4 and SECTION 11 hereof, Seller and the Shareholders shall indemnify, defend and hold Buyer, OSI and the Partnership harmless from and against any Liability of the Partnership that (i) is not included on the Balance Sheet, or (ii) is not specified on DISCLOSURE SCHEDULE ITEM 3.10.

         2.4. Hold-Back. Of the 223,006 shares of OSI Common Stock constituting the Purchase Price, Buyer shall deliver One Hundred Ninety Four Thousand Four Hundred Thirty Six (194,436) shares of OSI Common Stock to Seller as provided in SECTION 1.5 hereof. Buyer shall retain Twenty Eight Thousand Five Hundred Seventy (28,570) shares of OSI Common Stock ("Retained Shares"). In the event Buyer is entitled to indemnification from Seller pursuant to SECTION 11 hereof, the amount of such indemnification shall be paid by reducing the number of Retained Shares to be delivered to Seller. The number of Retained Shares to be delivered to Seller shall be reduced by a number equal to the number obtained by dividing the amount of indemnification by 35.00. For example, if the amount of indemnification is $500,000, the number of Retained Shares to be delivered to Seller shall be reduced by 14,286 shares ($500,000 divided by 35.00). The Retained Shares, reduced by any indemnification amount as provided in the preceding sentence, shall be delivered to Seller on the earlier of (i) five years from the Closing Date or (ii) the expiration of the statute of limitations for any Liabilities of the Partnership existing as of January 1, 2002, or (iii) the determination by the Buyer that all Liabilities for which Seller would be obligated to indemnify Buyer have been resolved. The portion of the Retained Shares which are not delivered to Seller as a result of Seller's indemnification shall be cancelled and shall revert to unissued shares of OSI. Seller (and its shareholders) shall retain the exclusive right to vote and receive any dividends or distributions with respect to the Retained Shares until cancelled as a result of indemnification as provided in the preceding sentence.

         2.5. Dissolution of Seller. Nothing contained in this Agreement shall be construed as prohibiting Seller from dissolving after the Closing Date and transferring to each Shareholder their proportionate right to receive Retained Shares as provided in SECTION 2.4.

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

         Seller and each Shareholder represents and warrants to Buyer and OSI that each of the following is true and correct in all material respects as of the Closing Date, except to the extent identified in disclosure schedules attached to or accompanying this Agreement (the "Disclosure Schedules").

         3.1      General.

                  3.1(a)   Organization. Seller is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida. The Articles of Incorporation and By-Laws of Seller attached hereto as EXHIBIT 3.1(A) are true and accurate copies thereof and are in full force and effect and have not be modified or amended.

                  3.1(b)   Power. Seller has all requisite corporate power and
         authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted.

                  3.1(c)   Qualification. Seller is duly licensed or qualified
         to do business and is in good standing as a foreign corporation in every jurisdiction where the failure to so qualify would have a material adverse effect on Seller's business, operations, assets or financial condition.

                  3.1(d)   Subsidiaries. Seller does not own any interest in any
         corporation, partnership, limited liability company or other entity, except for ownership of the Partnership Interest.

                  3.2      Capitalization of Seller.

                           3.2(a)   The authorized capital stock of Seller
                  consists of Ten Thousand (10,000) common shares, par value $0.1. There are One Thousand Twenty (1,020) common shares issued and outstanding. There are no rights or options to acquire capital stock of Seller. All of the issued and outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of capital stock of Seller held in its treasury.

                           3.2(b)   There are no voting trusts, shareholder
                  agreements or other voting arrangements to which Seller or any shareholder of Seller is a party.

                           3.2(c)   There is no outstanding subscription,
                  contract, convertible or exchangeable security, option, warrant, call or other right obligating Seller to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Seller.

         3.3 Authority. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action on the part of Seller. The execution, delivery and performance by Seller of this Agreement and all other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors and shareholders of Seller as required by the laws of the State of Florida and Seller's corporate governance documents. No other or further act or proceeding on the part of Seller, its directors or shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and the availability of equitable remedies may be limited by general equitable principles.

         3.4 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Seller and the Shareholders pursuant hereto, nor the consummation by the Seller of the transactions contemplated hereby and thereby (a) will violate any applicable statute, ordinance, rule or regulation (collectively "Laws") or any applicable order, writ, injunction, judgment, plan or decree (collectively "Orders"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentally or other body, whether federal, state, municipal, foreign country or other (collectively "Government Entities"), or (c) will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 3.6(B)) upon any of the assets of Seller, the Partnership or any Partnership Subsidiary under any term or provision of the articles of incorporation, by-laws, partnership agreement or other governing document of Seller, the Partnership, or any Partnership Subsidiary or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller, the Partnership or any Partnership Subsidiary is a party or by which Seller, the Partnership, any Partnership Subsidiary or any of their respective assets or properties may be bound or affected.

         3.5 Absence of Liabilities. Seller does not have any Liabilities that would in any manner impair the Partnership Interest or result in any Lien on the Partnership Interest. Except for Liabilities of Seller arising solely from Seller's status as general partner of the Partnership and reflected on the Balance Sheet, the Shareholders have no knowledge of any basis for the assertion against Seller of any Liability and to the knowledge of the Shareholders, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities that would result in any Lien on the Partnership Interest or have a material adverse effect on the Partnership Interest.

         3.6      Ownership of Partnership Interest.

                  3.6(a)   Exclusive Ownership. Seller is the sole and exclusive
         owner of the Partnership Interest. No person or entity other than Seller has any right, title or interest in or to the Partnership Interest. No Person or entity other than Seller and Buyer has any right, title or interest in or to the Partnership.

                  3.6(b)   Title to Partnership Interest. Seller has, and will
         have on the Closing Date, good and valid title to the Partnership Interest, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, charges or encumbrances of any nature whatsoever, perfected or unperfected (collectively "Liens"). The Partnership Interest is not subject to any restrictions with respect to the transferability thereof, except those restrictions contained in the Partnership Agreement. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Partnership Interest to Buyer as contemplated hereby. On the Closing Date, Buyer will receive good and valid title to all the Partnership Interest, free and clear of all Liens of any nature whatsoever.

                  3.6(c)   No Default. Seller is not in default under any
         agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the Partnership Interest.

         3.7      Partnership Subsidiaries.

                  3.7(a)   Ownership. The Partnership is the owner of the
         interests ("Subsidiary Interests") in the entities (individually a "Partnership Subsidiary" and collectively the "Partnership Subsidiaries") as shown on Exhibit C attached hereto and made a part hereof. The Partnership is the sole and exclusive owner of the Subsidiary Interests. No person or entity other than Seller has any right, title or interest in or to the Subsidiary Interests.

                  3.7(b)   Title to Subsidiary Interests. The Partnership has,
         and will have on the Closing Date, good and valid title to all the Subsidiary Interests, free and clear of all Liens (as defined in SECTION 3.6(B).

                  3.7(c)   No Default. The Partnership is not in default under
         any agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the Subsidiary Interests.

         3.8 Financial Statements. DISCLOSURE SCHEDULE ITEM 3.8 are true and complete copies of the financial statements of each of Seller, the Partnership and each Partnership Subsidiary consisting of unaudited balance sheets as of December 31 2001 ("Recent Balance Sheets") and for the prior calendar year (or since creation of the entity if not in existence for such time), and the related unaudited statements of income and cash flows for the years then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate as of their respective dates, have been prepared in accordance with the books and records of each entity, and fairly present the assets, liabilities and financial position, the results of operations and cash flows of each entity as of the dates and for the years and periods indicated.

         3.9 Tax Liabilities. Seller, the Partnership and each Partnership Subsidiary have timely filed or caused to be filed all federal, foreign country, state, county and local tax returns and reports required to be filed by them by the Closing Date, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes. All such tax returns and reports were true and correct in all material respects. Seller, the Partnership and each Partnership Subsidiary have either paid or caused to be paid in full all taxes that have become due as reflected on any tax return or report required to be filed by them by the Closing Date and any interest and penalties with respect thereto. Seller, the Partnership and the Partnership Subsidiaries have fully accrued on their Recent Balance Sheets and established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations required to be paid over or withheld. No extension or waiver of any statute of limitations or time within which to file any return has been granted to Seller, the Partnership or any Partnership Subsidiary with respect to any tax. To the knowledge of the Shareholders, no unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Seller, the Partnership or any Partnership Subsidiary nor has Seller, the Partnership or any Partnership Subsidiary received written notice of any such deficiency, delinquency or default. The Shareholders have no reason to believe that any of Seller, the Partnership or any Partnership Subsidiary has or may have any tax liabilities other than those reflected on the Recent Balance Sheets, with any notes thereto, and those arising in the ordinary course of business since the date of the Recent Balance Sheets.

         Seller shall have sole responsibility for filing or causing to be filed all required tax returns for Seller for all periods up to and including the Closing Date.

         3.10 Absence of Undisclosed Liabilities. Except as and to the extent disclosed on the Recent Balance Sheets, or in the DISCLOSURE SCHEDULE
ITEM 3.10, Seller, the Partnership and the Partnership Subsidiaries do not have any Liabilities other than liabilities and obligations incurred since the date of the Recent Balance Sheets in the ordinary course of business and none of which has or will have a material adverse effect on the business, assets, financial condition or results of operations of Seller, the Partnership or any Partnership Subsidiary. Except as and to the extent described in the Recent Balance Sheets or in DISCLOSURE SCHEDULE ITEM 3.10, the Shareholders have no knowledge of any basis for the assertion against any of Seller, the Partnership or any Partnership Subsidiary of any Liability and to the knowledge of the Shareholders, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities of Seller, the Partnership, or any Partnership Subsidiary, except for liabilities and obligations incurred in the ordinary course of business.

         3.11 Litigation and Government Claims. Except as set forth in DISCLOSURE SCHEDULE ITEM 3.11, there is no action, suit, claim, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the knowledge of the Shareholders, threatened against any of Seller, the Partnership or any Partnership Subsidiary, or to which any of their business or assets is subject, nor does any Shareholder know, or have grounds to know, of any basis for any unasserted Litigation of any nature that might be asserted against Seller, the Partnership or any Partnership Subsidiary. Except as set forth in DISCLOSURE SCHEDULE ITEM 3.11, none of Seller, the Partnership or any Partnership Subsidiary nor their respective business or assets is subject to any Order of any Governmental Entity that would have a material adverse effect on any of Seller, the Partnership or any Partnership Subsidiary.

         3.12     Compliance With Laws and Orders.

                  3.12(a)  Compliance. Except as set forth in DISCLOSURE
         SCHEDULE ITEM 3.12(A), to the knowledge of the Shareholders, each of Seller, the Partnership and the Partnership Subsidiaries is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to franchising, foreign country operations and corrupt practices, discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations and product advertising. Except as set forth in

         DISCLOSURE SCHEDULE ITEM 3.12(A), none of Seller, the Partnership or any Partnership Subsidiary has received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by each of Seller, the Partnership and each Partnership Subsidiary with any Government Entity have been filed, and were accurate and complete when filed.

         3.13  Employee Benefit Plans.

         Except for plans maintained by OSI and for plans specified DISCLOSURE
SCHEDULE ITEM 3.13, none of Seller, the Partnership or any Partnership Subsidiary maintains any "employee benefit plan," as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last 5 years maintained, administered or contributed to by any of Seller, the Partnership or any Partnership Subsidiary and covers any employee or former employee of any of Seller, the Partnership or any Partnership Subsidiary or under which any of Seller, the Partnership or any Partnership Subsidiary has any liability. Such plans are referred to collectively herein as the "Employee Plans".

         Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Plan. No assets of any of Seller, the Partnership or any Partnership Subsidiary are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by any of Seller, the Partnership or any Partnership Subsidiary.

         Seller, the Partnership and the Partnership Subsidiaries have no liability in respect of post-retirement health and medical benefits for retired employees of Seller, the Partnership or any Partnership Subsidiary, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). Seller, the Partnership and each Partnership Subsidiary have reserved their right to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of Seller, the Partnership or any Partnership Subsidiary under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that Seller, the Partnership or any Partnership Subsidiary have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

         There has been no amendment to, written interpretation or announcement (whether or not written) by Seller, the Partnership or any Partnership Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

         3.14 Absence of Certain Changes. Except as and to the extent set forth in DISCLOSURE SCHEDULE ITEM 3.14, since the date of the Recent Balance Sheets there has not been:

                  3.14(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Partnership or any Partnership Subsidiary;

                  3.14(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting any business or properties of the Partnership or any Partnership Subsidiary;

                  3.14(c) No Increase in Compensation. Other than in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any officer of the Partnership or any Partnership Subsidiary (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  3.14(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of any Partnership Subsidiary;

                  3.14(e) No Commitments. Any material commitment or transaction by the Partnership or any Partnership Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

                  3.14(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Partnership or any Partnership Subsidiary, except in the ordinary course of business;

                  3.14(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Partnership or any Partnership Subsidiary;

                  3.14(h) No Liens. Any Lien made on any of the properties or assets of the Partnership or any Partnership Subsidiary other than liens for taxes not yet due and payable;

                  3.14(i) No Amendment of Contracts. Any entering into, amendment or termination by the Partnership or any Partnership Subsidiary of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  3.14(j) No Unusual Events. Any other event or condition not in the ordinary course of business of the partnership or any Partnership Subsidiary.

         3.15 No Brokers or Finders. No Shareholder nor any of their respective managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.16 Disclosure. No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain (when considered in light of the entirety of all information provided by the Shareholders to Buyer) any misstatement of any material fact or omits any material fact necessary to make the statements contained therein not misleading. Each of Seller and the Shareholders has disclosed to OSI and Buyer all facts known to them that are material to Seller's, the Partnership's or any Partnership Subsidiary's respective businesses, assets, operations, financial condition or prospects.

         3.17 Contracts. Excluding (i) contracts between Buyer or OSI, on the one hand, and Seller or the Partnership, on the other hand (ii) contracts and commitments entered into by the Partnership to which Buyer or OSI is a party, and (iii) contracts and commitments entered into with the written consent of OSI or Buyer, ITEM 3.17 of the Disclosure Schedule is a complete and accurate list of all of the contracts and commitments (including summaries of oral contracts) to which any of Seller, the Partnership or any Partnership Subsidiary is a party or by which any of them is bound.

         3.18 Necessary Approvals and Consents. Other than (a) consents required to be obtained from applicable liquor control authorities, (b) consents required to be obtained from lessors, and (c) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of Seller and the Shareholders of this Agreement and the other agreements executed or to be executed by them in connection with this Agreement, and the consummation by Seller and the Shareholders of the transactions contemplated by this Agreement and the ownership and operation by Buyer of the respective businesses and properties of the Partnership and the Partnership Subsidiaries after the Closing Date in substantially the same manner as now operated.

         3.19 Compliance With Laws. Seller and the Shareholders have no actual knowledge that Seller, the Partnership or any Partnership Subsidiary is not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.


4.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         In addition to the representations and warranties contained in SECTION 3, each Shareholder represents and warrants to Buyer as follows:

         4.1 Authority and Validity. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents he is executing or will execute in connection herewith or therewith.

         4.2 Binding Effect. This Agreement and the other documents executed or to be executed by him in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, his legal, valid and binding obligations enforceable in accordance with their terms except that:

                  4.2(a)   enforceability may be limited by bankruptcy,
         insolvency or other similar laws affecting creditors' rights; and

                  4.2(b)   the availability of equitable remedies may be limited
         by equitable principles of general applicability.

         4.3 Ownership. The Shareholders are record and beneficial shareholders of Seller and own the number of shares of common stock of Seller and representing the percentages of common stock of Seller issued and outstanding, as indicated on Exhibit A attached hereto and made a part hereof. No person or entity has any rights (in any form) to acquire any capital stock of Seller from any of the Shareholders.

         4.4 Voting. Each Shareholder acknowledges that in his individual capacity as a shareholder (and as a director, if applicable) of Seller, he has voted in favor of the execution and delivery of this Agreement.

         4.5 Compliance with Other Instruments. Neither the execution and delivery by him of this Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of any Shareholder pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which any Shareholder is bound, to which he is a party or to which he is subject.

         4.6 Securities Law Compliance. Each Shareholder represents, warrants and covenants to Buyer and OSI that:

                  4.6(a)   the Shareholder has received all schedules and
         exhibits and the documents furnished to pursuant to SECTION 6.8;

                  4.6(b)   the Shareholder has had the opportunity to ask
         questions of and receive answers from representatives of the management of OSI concerning the terms and conditions of the transactions contemplated hereby and to obtain all additional information that OSI possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to the Shareholder.

                  4.6(c)   OSI and Buyer have furnished the Shareholder with all
         information requested and full access to materials concerning OSI and Buyer which the Shareholder and/or his advisors deemed necessary to properly evaluate the purchase of the Partnership Interest in exchange for common stock of OSI. Such information and access have been made available and utilized to the extent the Shareholder considers necessary and advisable in making an informed investment decision, and the Shareholder has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and the Shareholder has utilized such experts to the extent deemed necessary.

                  4.6(d)   The Shareholder understands that the OSI Common Stock
         to be received is an investment of a speculative nature and the Shareholder must bear the risks thereof for an indefinite period of time. The Shareholder has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI Common Stock to be received in the transactions provided for in this Agreement.

                  4.6(e)   The Shareholder and/or his representatives or
         advisors who have acted with or on behalf of the Shareholder and who have advised the Shareholder in this matter have such knowledge and experience in financial and business matters that the Shareholder and/or his representatives are capable of evaluating the merits and risks of the Purchase and receipt of OSI Common Stock.

                  4.6(f)   The Shareholder is participating in the Purchase
         solely for his account as a private investment, and the Shareholder has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI Common Stock to be issued in the Purchase to any other person or persons. The Shareholder does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel the Shareholder to sell any OSI Common Stock so received. The Shareholder will not sell or otherwise transfer the shares (except for de minimis gifts of shares) unless they are registered under the Securities Act and applicable state securities laws or, in the opinion of OSI and its counsel, an exemption from registration is available therefore.

                  4.6(g)   The investment by the Shareholder in OSI Common Stock
         pursuant to the Purchase is a suitable investment for the Shareholder given the investment goals and objectives of the Shareholder.

                  4.6(h) The Shareholders agrees to indemnify and hold OSI and Buyer and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by the Shareholder of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.

                  4.6(i)   The Shareholder understands that the shares of OSI
         Common Stock to be issued in the Purchase will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws. Neither OSI nor Buyer will have any obligation to register any such OSI Common Stock.

                  4.6(j)   The Shareholder understands that OSI will place an
         appropriate legend on the certificate representing OSI Common Stock to be received restricting the transfer of the shares and stop-transfer instructions will be given to the transfer agent for the OSI Common Stock with respect to such certificates.

                  4.6(k) Each of those Shareholders who own a majority of the issued and outstanding capital stock of Seller is a natural person (i) whose net worth (the excess of total assets over total liabilities), individually or jointly with his/her spouse, exceeds $1,000,000 (inclusive of the value of home, home furnishings and automobiles); or
         (ii) who had an Individual Annual Adjusted Gross Income in excess of $200,000 in each of the two most recent tax years or joint income with his/her spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current tax year.

                  4.6(l)   The Shareholder is a resident of the state indicated
         on Exhibit A.

         4.7 Payment of Liabilities. Seller and the Shareholders covenant and agree that all debts and liabilities of Seller relating to periods prior to the Closing Date shall be paid or satisfied in full prior to the Effective Date.

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents and warrants to the Seller and Shareholders that each of the following is true and correct in all material respects as of the Closing Date.

         5.1      Corporate.

                  5.1(a)   Organization. Buyer is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Florida.

                  5.1(b)   Corporate Power. Buyer has all requisite corporate
         power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted.

         5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         5.4 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         5.5 Other Action. The Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

6.       REPRESENTATIONS AND WARRANTIES OF OSI AND BUYER

         OSI and Buyer, jointly and severally, represent and warrant to Seller and the Shareholders as follows:

         6.1 Organization and Good Standing. OSI and Buyer are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively.

         6.2 Foreign Qualification. OSI and Buyer are duly qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction where the failure to so qualify could have a material adverse effect on their respective business, operations, assets or financial condition.

         6.3 Power and Authority. OSI and Buyer each have the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate their respective properties and assets and to carry on their respective business as currently being conducted.

         6.4 Authority and Validity. OSI and Buyer each have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other documents executed or to be executed by OSI and Buyer in connection with this Agreement and the execution, delivery and performance by OSI and Buyer of this Agreement and the other documents executed or to be executed by OSI and Buyer in connection with this Agreement have been duly authorized by all necessary corporate action.

         6.5 Binding Effect. This Agreement and the other documents executed or to be executed by OSI and Buyer in connection with this Agreement have been or will have been duly executed and delivered by OSI and Buyer and are or will be, when executed and delivered, the legal, valid and binding obligations of OSI and Buyer, enforceable in accordance with their terms except that:

                  6.5(a)   enforceability may be limited by bankruptcy,
         insolvency or other similar laws affecting creditors' rights; and

                  6.5(b)   the availability of equitable remedies may be limited
         by equitable principles of general applicability.

         6.6 Compliance with Other Instruments. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Buyer and OSI pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby (a) will violate any applicable statute, ordinance, rule or regulation (collectively "Laws") or any applicable order, writ, injunction, judgment, plan or decree (collectively "Orders"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentally or other body, whether federal, state, municipal, foreign country or other (collectively "Government Entities"), or (c) will violate or conflict with, or constitute a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default or breach) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 3.6(B)) upon any of the assets of Buyer or OSI under any term or provision of the articles of incorporation, by-laws, partnership agreement or other governing document of Buyer or OSI or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer or OSI is a party or by which Buyer or OSI or any of their respective assets or properties may be bound or affected.

         6.7 Capitalization of OSI. The authorized capital stock of OSI consists of Two Hundred Million

(200,000,000) shares of Common Stock, $.01 par value and Two Million (2,000,000) shares of Preferred Stock, $.01 par value, of which approximately 77,302,000 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of February 28, 2002. All of the issued and outstanding shares of OSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of OSI Common Stock to be issued pursuant to the Purchase, when issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, except for (i) employee and director stock options to acquire shares of OSI Common Stock and (ii) employee stock ownership plans, there are no options, warrants or other rights, agreements or commitments outstanding obligating Buyer or OSI to issue shares of its capital stock. All of the outstanding shares of capital stock of Buyer are owned by OSI, free and clear of any lien or encumbrance.

         6.8 SEC Reports. OSI has delivered to Seller and the Shareholders true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2001; (ii) Proxy Statement used in connection with its 2002 Annual Meeting of Shareholders; (iii) 2000 Annual Report to Shareholders; (iv) all periodic reports, if any, on Form 8-K filed with the Securities and Exchange Commission since December 31, 2001 to the date hereof; and (v) all Forms 10-Q, if any, filed with the Securities and Exchange Commission since December 31, 2001 to the date hereof. Such documents and reports did not on their dates or the date of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OSI has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. Copies of all other reports filed by OSI with the SEC from the date hereof to and including the Closing Date have been or will be delivered to Seller and the Shareholders. All financial statements and schedules included in the documents referred to in this SECTION 6.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein and fairly present the information purported to be shown therein.

         6.9 Absence of Certain Changes or Events. Except as disclosed in public filings by OSI with the Securities and Exchange Commission prior to the date hereof and the Closing Date, since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or the business, properties, assets or liabilities of Buyer or OSI.

7.       COVENANTS OF SHAREHOLDERS

         7.1 Noncompetition. For a two (2) year period commencing on the Closing Date Seller, each Shareholder and their respective Affiliates shall not, individually or jointly with others, directly or indirectly, whether for his, her or its own account or for that of any other person or entity, engage in or own or hold any ownership interest in, have any interest in or lend any assistance to, steakhouse restaurant or any person or entity engaged in a business owning, operating, franchising or controlling a steakhouse restaurant business, regardless of the geographic location of such person, entity or business, and neither Seller, any Shareholder or their respective Affiliates shall act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; PROVIDED, HOWEVER, that it shall not be a violation of this SECTION 7.1 for Seller, any Shareholder or their respective Affiliates to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or successor statute. For purposes of this ARTICLE 7, the term "steakhouse restaurant" shall mean any restaurant for which: (i) the word "steak", "beef", or "prime rib" or any variation thereof is used in its name or logo; or (ii) the sale of steak, beef or prime rib is featured in its advertising or marketing efforts, or (iii) the sale of steak, beef and prime rib collectively constitute twenty five percent (30%) or more of its entree sales, computed on a dollar basis. This SECTION 7.1 shall not apply to any employment of a Shareholder by any affiliate of OSI.

         7.2      Confidentiality.

                  7.2(a)   Definition. For the purpose of this Agreement,
         "Proprietary Information" shall include that part of the Partnership Interest that consists of all information which reasonably would be considered proprietary or confidential to the business of operating Outback Steakhouse restaurants including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, "Proprietary Information" shall not include information which has entered the public domain.

                  7.2(b)   No Disclosure, Use, or Circumvention. The
          Shareholders and their respective members and Affiliates shall not disclose any Proprietary Information to any third parties. Except in connection with their employment with Buyer or Buyer's Affiliates, the Shareholders will not use any Proprietary Information in the Shareholders' business or any affiliated business without the prior written consent of the Buyer and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Buyer.

                  7.2(c)   Maintenance of Confidentiality. The Shareholders
         shall take all steps reasonably necessary or appropriate to maintain the confidentiality of the Proprietary Information in accordance with this Agreement.

         7.3 Non-Solicitation. For a five (5) year period commencing on the Closing Date, Seller, each Shareholder and their respective Affiliates shall not offer employment to any employee of the Buyer, OSI or their Affiliates or otherwise solicit or induce any employee of the Buyer, OSI or their Affiliates to terminate his or her employment, nor shall Seller, any Shareholder or any of their respective Affiliates act as partner, consultant, agent, owner or part owner, for any person or entity which solicits or otherwise induces any employee of the Buyer, OSI or their Affiliates to terminate his or her employment with the Buyer, OSI or their Affiliates, except for non-management personnel recruited through general solicitations in print or other media.

         7.4 Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in SECTIONS 7.1, 7.2 and 7.3 hereof are reasonable and properly required for the adequate protection of the Buyer's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in SECTIONS 7.1, 7.2 or 7.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Buyer to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

         7.5 Specific Performance. The parties agree that a breach of any of the covenants contained in SECTIONS 7.1, 7.2 and 7.3 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, that the Buyer has an adequate remedy at law shall not be raised as a defense.

8.       FURTHER COVENANTS OF SHAREHOLDERS

         The Shareholders covenant and agree as follows:

         8.1 Access to Information and Records. Prior to the Closing Date, the Shareholders shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Seller relating to the Partnership Interest for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Seller as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Seller. Through the Closing Date, the Buyer and its Affiliates shall not disclose any Proprietary Information obtained pursuant to this paragraph to any third parties and until the Closing Date will not use any such Proprietary Information in the Buyer's business or any affiliated business without the prior written consent of the Seller and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Seller. The Buyer shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision. The Buyer shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information through the Closing Date.

         8.2 Conduct of Business Pending the Closing. From the date hereof until the Closing Date, except as otherwise approved in writing by Buyer, which approval shall not be unreasonably withheld:

                  8.2(a)   No Changes. Seller, as general partner of the
         Partnership, will cause the Partnership and the Partnership Subsidiaries, in all material respects, to carry on their business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                  8.2(b)   Maintain Organization. The Seller will take such
         action as may be necessary to maintain, preserve, renew and keep in favor the material rights and franchises of the Partnership and the Partnership Subsidiaries and will use its commercially reasonable best efforts, to the extent material hereto, to preserve the business organization of the Partnership and the Partnership Subsidiaries intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Partnership and the Partnership Subsidiaries.

                  8.2(c)   No Breach. The Shareholders will not do or omit any
         act, or permit any omission to act, which would reasonably be expected to cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Shareholders herein.

                  8.2(d)   No Material Contracts. No contract or commitment will
         be entered into, by or on behalf of the Partnership or any Partnership Subsidiary, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Partnership or any Partnership Subsidiary (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  8.2(e)   No Organizational Changes. Seller shall not
         materially amend its Articles of Incorporation or By-Laws or make any changes in ownership percentages.

                  8.2(f)   Maintenance of Insurance. Seller shall cause the
         Partnership and partnership Subsidiaries to maintain all of the insurance in effect as of the date hereof.

                  8.2(g)   No Negotiations. The Shareholders will not directly
         or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Partnership Interest, or any capital stock in Seller (an "acquisition proposal"), and the Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

         8.3 Consents. The Shareholders will use commercially reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated hereby prior to the Closing Date.

         8.4 Other Action. The Shareholders shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.5 Disclosure. Through the Closing Date, the Shareholders shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

         9.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Shareholders pursuant to this Agreement, shall be true and correct in all material respects as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         9.2 Compliance With Agreement. Seller and the Shareholders shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         9.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, the Shareholders or any of the Affiliates, officers, directors or managers of any of them, with respect to the transactions contemplated hereby.

         9.4 Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer on or prior to the Closing Date.

         9.5 Delivery of Closing Documents. The Seller and the Shareholders shall have delivered the closing documents specified in SECTION 12.3.

10.      CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDERS' OBLIGATIONS

         Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

         10.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer and OSI in this Agreement shall be true and correct in all material respects as of the Closing Date.

         10.2 Compliance With Agreement. Buyer and OSI shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement which are to be performed or complied with by Buyer and OSI prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.4.

         10.3 Absence of Litigation. No material Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer or OSI, or the Seller or any Shareholder or any of the affiliates, officers, managers, directors or shareholders of either of them, with respect to the transactions contemplated hereby.

11.      INDEMNIFICATION

         11.1 By the Shareholders. Subject to the terms and conditions of this SECTION 11, Seller, and each Shareholder jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, OSI, the Partnership, each Partnership Subsidiary and each of their respective directors, officers, employees and Affiliates (hereinafter "Buyer's Indemnitees"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer's Indemnitees or the Partnership Interest transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any of Seller or the Shareholders contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of any of Seller or the Shareholders contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) except as incurred in the ordinary course of business between the execution of this Agreement and the Closing Date, any Liability of the Partnership or any Partnership Subsidiary not included on the Recent Balance Sheet or the Disclosure Schedules and which arises out of or relates to events first occurring prior to the Closing Date; provided, however, that regardless of any disclosure on the Recent Balance Sheets or the Disclosure Schedules, Seller shall indemnify Buyer's Indemnitees from and against any Claim relating to, arising out of, or in any way connected with: (i) OBS Investors and (ii) Marc Westerhorstmann, Helvag and its principals and agents, and Outback Steakhouse restaurants in Germany. Notwithstanding any other provision hereof, Shareholder's liability under this SECTION 11.1 for claims relating to (i) OBS Investors and (ii) Marc Westerhorstmann, Helvag and its principals and agents, and Outback Steakhouse restaurants in Germany shall be limited to the Retained Shares (as defined in SECTION 2.4 hereof), in the aggregate. As used in this
SECTION 11, the term "Claim" shall include (i) all Liabilities and Liens; (ii) all losses, damages, judgments, awards, settlements approved by the Buyer (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, costs of defense, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         11.2 By Buyer. Subject to the terms and conditions of this SECTION 11, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their directors, officers, employees and Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material").

         11.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this SECTION 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  11.3(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnified Party shall have the right to undertake the defense thereof, at the expense of the Indemnifying Party, by representatives and counsel approved by the Indemnified Party in its sole and absolute discretion. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this SECTION 11, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall have the right to settle any Claim asserted by a third party and shall be entitled to indemnification therefore. Each party shall make available to the other all records and other materials required by them and in the possession or under the control of such party, for the use of the other party in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  11.3(b) Right to Settle The Indemnified Party shall have the right to undertake the defense, compromise or settlement of any Claim asserted by a third party or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  11.3(c) Indemnified Party's Rights. Anything in this SECTION 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         11.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this SECTION 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. In the event Seller or the Shareholders are the Indemnifying Party, OSI shall have the right to effect indemnification by the reduction and cancellation of the Retained Shares as provided in SECTION 2.4 hereof. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this SECTION 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         11.5 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the closing, and regardless of whether such breach, violation or failure is deemed to be "material".

         11.6 Survival of Indemnification. The indemnification obligations of the parties contained in this SECTION 11 shall survive the date of this Agreement and the Closing Date for all Claims brought or demands for indemnification made prior to the expiration of five (5) years from the Closing Date.

12.      CLOSING

         12.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place ten (10) days after the satisfaction of all conditions precedent required by this Agreement or upon such other date as Buyer and Seller may agree (the "Closing Date").

         12.2 Place of Closing. The Closing shall take place at Buyer's corporate office or at such other place as the parties hereto shall agree upon.

         12.3 Documents to be Delivered by the Seller and Shareholders. On the Closing Date, the Seller and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  12.3(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Partnership Interest as contemplated hereby.

                  12.3(b) Compliance Certificate. A certificate signed by each of the Shareholders that each of the representations and warranties made by the Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Shareholders have performed and complied with all of the Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.3(c) Certified Resolutions. A certified copy of the resolutions of the shareholders, directors, managers and members of the Shareholders, as appropriate, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.3(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  12.3(e) Other Documents. All other documents, instruments or writings required to be delivered to Buyer on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         12.4 Documents to be Delivered by Buyer and OSI. At the Closing, Buyer and OSI shall deliver to the Seller the following documents, in each case duly executed or otherwise in proper form:

                  12.4(a) Compliance Certificate. A certificate signed by the president of Buyer and OSI, respectively, that the representations and warranties made by Buyer and OSI in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Shareholders), and that Buyer and OSI have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.4(b) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer and OSI authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the issuance of shares of OSI common stock as the purchase price.

                  12.4(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Seller by Buyer pursuant to the terms hereof.

                  12.4(d) Other Documents. All other documents, instruments or writings required to be delivered to the Shareholders on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Shareholders may reasonably request.

13.      TERMINATION

         13.1     Right of Termination Without Breach.

                  13.1(a) Mutual Agreement. This Agreement may be terminated without further liability of either party at any time prior to the closing by mutual written agreement of Buyer and the Seller.

                  13.1(b) By Either Party. This Agreement may be terminated without further liability of any party, by either Buyer or the Seller if the Closing Date of the transaction contemplated in SECTION 1.1 shall not have occurred on or before June 30, 2002, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

         13.2     Termination for Breach.

                  13.2(a) Termination by Buyer. This Agreement may be terminated by Buyer if (i) there has been a material violation or breach by any of the Shareholders of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived.

                  13.2(b) Termination by the Seller. The Seller may terminate this Agreement if (i) there has been a material violation or breach by Buyer or OSI of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Seller and Shareholders which has not been so waived.

                  13.2(c) Effect of Termination. Termination of this Agreement pursuant to this SECTION 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

14.      MISCELLANEOUS

         14.1 Further Assurance. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, vesting in Buyer good and valid title to the Partnership Interest being transferred hereunder.

         14.2 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Buyer or Seller shall be subject to the approval of the other in all essential respects, except that Seller's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, NYSE or the stockholders of Buyer or Buyer's Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NYSE, or otherwise required by law.

         14.3     Assignment; Parties in Interest.

                  14.3(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or Affiliates of Buyer to carry out all or part of the transactions contemplated hereby (except for the issuance of the OSI common stock by OSI); provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Seller and Shareholders hereunder.

                  14.3(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         14.4 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

         14.5 Consent to Personal Jurisdiction and Venue; Waiver of Jury Trial; Attorney's Fees. Seller, Buyer and the Shareholders hereby consent to personal jurisdiction and venue, for any action arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Seller, Buyer and the Shareholders hereby agree that any action brought by such person or entity, alone or in combination with others, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida. Seller, Buyer and the Shareholders hereby agree that any controversy that may arise of this Agreement would involve complicated and difficult factual and legal issues and that, as a result, any action shall be determined by a judge and not a jury. In the event of any legal proceeding arising, directly or indirectly, from this Agreement, the prevailing party in such legal proceedings shall be entitled to attorney's fees and costs from the non-prevailing party.

         14.6 Amendment and Modification. Buyer and the Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         14.7 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)  If to Buyer or OSI, to:

                       Outback Steakhouse, Inc.
                       2202 North West Shore Boulevard, Suite 500
                       Tampa, Florida  33607
                       Attention:  Chris Sullivan, CEO

                       (with a copy to)

                       Joseph J. Kadow, Vice President and General Counsel Outback Steakhouse, Inc.
                       2202 North West Shore Boulevard, Suite 500
                       Tampa, Florida  33607

or to such other person or address as Buyer shall furnish to the Shareholders in writing.

                  (b)  If to Seller or any Shareholder, to:

                        Connerty International, Inc.
                        c/o Hugh H. Connerty, Jr.
                        119 Lakeview Avenue
                        Atlanta, Georgia 30305

                        (With a copy to)

                        LaBoeuf, Lamb, Greene & McRae, L.L.P.
                        50 North Laura Street, Suite 2800
                        Jacksonville, Florida 32202
                        Attn: Mallory Gayle Holm, Esq.

                        (And)

                        Greg Walther
                        3355 Lenox Road, Suite 600
                        Atlanta, Georgia 30326


or to such other person or address as Seller shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

         14.8 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

         14.9 Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

         14.10 Entire Agreement. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         14.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.12 Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



ATTEST:                                             "BUYER"

                                                     OSI INTERNATIONAL, INC., a Florida corporation

----------------------------------------             By:
Robert S. Merritt, Assistant Secretary                  ---------------------------------------------------
                                                        Chris Sullivan, CEO






                                                     "OSI"

                                                     OUTBACK STEAKHOUSE, INC., a Delaware corporation


----------------------------------------             By:
Robert S. Merritt, Assistant Secretary                  ---------------------------------------------------
                                                        Chris Sullivan, CEO

ATTEST:                                                    "SELLER"

                                                           CONNERTY INTERNATIONAL, INC., a Florida corporation


-----------------------------------                        By:
                                                              --------------------------------------
                                                              Hugh Connerty, President

                                                           "SHAREHOLDERS"


                                                           ----------------------------------------
                                                           HUGH CONNERTY, individually


                                                           ----------------------------------------
                                                           LYDIA CONNERTY, individually


                                                           ----------------------------------------
                                                           BURLEY MOSS, individually


                                                           ----------------------------------------
                                                           GREG WALTHER, individually


                                                           ----------------------------------------
                                                           DONNIE EVERTS, individually


                                                           ----------------------------------------
                                                           BILL DANIELS, individually


                                                           ----------------------------------------
                                                           DON GAYLE, individually


                                                           ----------------------------------------
                                                           BETH BOSWELL, individually


                                                           ----------------------------------------
                                                           STACY GARDELLA, individually


                                                           ----------------------------------------
                                                           JAYME GOODSELL, individually